Exhibit 99.1

Golden Gate Capital Completes Acquisition of California Pizza Kitchen, Inc.

LOS ANGELES (July 7, 2011) – California Pizza Kitchen, Inc. (NASDAQ: CPKI) (the “Company” or “CPK”) and Golden Gate Capital today announced the successful completion of the previously announced acquisition of the Company by an affiliate of Golden Gate Capital for $18.50 per share in cash, or approximately $470 million in the aggregate.

On May 24, 2011, CPK and Golden Gate Capital announced that the Company and certain entities affiliated with Golden Gate Capital Opportunity Fund, L.P. had signed a definitive merger agreement. Pursuant to that agreement, CPK Merger Sub Inc. commenced a tender offer on June 8, 2011 to acquire all outstanding shares of the Company at a price of $18.50 per share, net to the seller in cash. That tender offer expired at midnight, New York City time, on Wednesday, July 6, 2011.

The depositary has advised that, as of the offer’s expiration, 21,586,341 shares of common stock of the Company had been validly tendered and not withdrawn in the tender offer, including 765,999 shares that had been tendered pursuant to notices of guaranteed delivery, which, when added to the shares to be acquired by CPK Merger Sub Inc. pursuant to the support agreements with executives, represent approximately 88% of the outstanding shares of the Company after giving effect to the transfer of shares pursuant to the support agreements. All of such shares have been accepted for payment by CPK Merger Sub Inc.

On July 7, 2011, CPK Merger Sub Inc. was merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of CPK Holdings Inc., an entity affiliated with Golden Gate Capital Opportunity Fund, L.P. In the merger, each outstanding share of common stock of the Company, other than shares held by CPK Holdings Inc., CPK Merger Sub Inc. or the Company or shares held by the Company’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law, was canceled and converted into the right to receive cash equal to the $18.50 offer price per share. As a result of the completion of the merger, the common stock of the Company will cease to be traded on the NASDAQ Global Select Market.

Moelis & Company served as exclusive financial advisor to CPK. Latham & Watkins LLP served as outside counsel to the Company and Richards, Layton & Finger, P.A. served as outside counsel to the special committee. Kirkland & Ellis LLP served as legal advisor to Golden Gate Capital.

Investor Contact:

MacKenzie Partners

Charlie Koons / Dan Burch

212-929-5708 / 212-929-5748

About California Pizza Kitchen

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain’s 265 restaurants, 205 are company-owned and 60 operate under franchise or license agreements. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues: Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in the Company’s portfolio of concepts is LA Food Show Grill & Bar, which is located in Manhattan Beach, California. The Company also has a licensing arrangement with Nestlé USA to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com.

California Pizza Kitchen Contacts:

Media: Sarah Grover, 310-342-5000

Investors: Sue Collyns, 310-342-5000

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private investment firm with approximately $9 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations. Golden Gate is one of the most active acquirers of leading brands in the restaurant and retail sector. Representative investments include On the Border Mexican Grill, Romano’s Macaroni Grill, Eddie Bauer, Express, J.Jill, and Zales. For additional information, visit www.goldengatecap.com.

Golden Gate Capital Media Contact:

Coltrin & Associates

Barry O’Sullivan, 212-221-1616

barry_osullivan@coltrin.com

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the intent of any parties about future actions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including risks and uncertainties relating to these matters that are discussed in the documents filed with the Securities and Exchange Commission by the Company. These forward-looking statements reflect CPK’s expectations as of the date of this press release. CPK undertakes no obligation to update the information provided herein.